Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 333-149888 and No. 333-178533 on Form S-8, as amended, of our reports dated April 17, 2012, relating to the consolidated financial statements of China Digital TV Holding Co., Ltd., its subsidiaries, its variable interest entity (the “VIE”) and the VIE’s subsidiaries (collectively, the “Group”) as of December 31, 2010 and 2011, and for the years ended December 31, 2009, 2010 and 2011, and the effectiveness of the Group’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of China Digital TV Holding Co., Ltd. for the year ended December 31, 2011.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Beijing, the People’s Republic of China

April 17, 2012